UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2016

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Technology Drive, Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 875-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On October 5, 2016, KLA-Tencor Corporation (the “Company”) and Lam Research Corporation (“Lam Research”) entered into a Termination Agreement (the “Termination Agreement”) to terminate the Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015, by and among the Company, Lam Research, Topeka Merger Sub 1, Inc. and Topeka Merger Sub 2, Inc. (the “Merger Agreement”). The parties decided to it was not in the best interests of their respective stakeholders to continue pursuing the merger after the U.S. Department of Justice (the "DOJ") advised KLA-Tencor and Lam Research that it would not continue with a consent decree that the parties had been negotiating. No termination fees will be payable by either the Company or Lam Research in connection with the termination of the Merger Agreement.
A copy of the Termination Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The terminated Merger Agreement is more fully described in the Company's current report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2015.

Item 8.01.	Other Events.

On October 5, 2016, the Company announced that its board of directors has authorized an increase in the level of the Company's quarterly dividend from $0.52 to $0.54 per share. This increase is expected to take effect beginning with KLA-Tencor's quarterly dividend to be declared in November 2016.

A copy of the press release related to the increase in the level of the Company's quarterly dividend is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
2.1	Termination Agreement dated October 5, 2016 by and between the Company and Lam Research.
99.1	Press release by the Company dated October 5, 2016 related to termination of the Merger Agreement.
99.2	Press release by the Company dated October 5, 2016 related to regular quarterly dividend.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: October 5, 2016	/s/ Teri A. Little
Teri A. Little
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1	Termination Agreement dated October 5, 2016 by and between the Company and Lam Research.
99.1	Press release by the Company dated October 5, 2016 related to termination of the Merger Agreement.
99.2	Press release by the Company dated October 5, 2016 related to regular quarterly dividend.